Exhibit 23.4
CONSENT OF HOVDE FINANCIAL LLC
     We hereby consent to the use of our name and to the description of our opinion letter, dated November 22, 2005, under the caption “Opinion of Hovde Financial LLC, Big Lake Financial Corporation’s Financial Advisor” in the Registration Statement on Form S-4 of Seacoast Banking Corporation. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that would come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

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HOVDE FINANCIAL LLC
Washington, D. C.
January 13, 2006